EMPLOYMENT AGREEMENT

This Employment Agreement is made and entered into this 15th day of February, 2006, by and between Alchemy Enterprises, Ltd., a Nevada corporation (the "Company"), and Jonathan R. Read, an individual ("Employee").

PREAMBLE

The Board of Directors of the Company recognizes Employee's potential contribution to the growth and success of the Company and desires to assure the Company of Employee's employment in an executive capacity as Chief Executive Officer and to compensate him therefor. Employee wants to be employed by the Company and to commit himself to serve the Company on the terms herein provided.

The Company hereby employs Executive as Chief Executive Officer, subject to the supervision and direction of the Company's Board of Directors.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties, the parties agree as follows:

1. DEFINITIONS

"Benefits" shall mean all the fringe benefits approved by the Board from time to time and established by the Company for the benefit of employees generally and/or for key employees of the Company as a class, including, but not limited to, regular holidays, vacations, absences resulting from illness or accident, health insurance, disability and medical plans (including dental and prescription drug), group life insurance, and pension, profit-sharing and stock bonus plans or their equivalent.

"Board" shall mean the Board of Directors of the Company, together with an executive committee thereof (if any), as same shall be constituted from time to time.

"Cause" for termination shall mean (i) Employee's final conviction of a felony involving a crime of moral turpitude, (ii) acts of Employee which, in the judgment of the Board, constitute willful fraud on the part of Employee in connection with his duties under this Agreement, including but not limited to misappropriation or embezzlement in the performance of duties as an employee of the Company, or willfully engaging in conduct materially injurious to the Company and in violation of the covenants contained in this Agreement, or (iii) gross misconduct, including but not limited to the willful failure of Employee either to (a) continue to obey lawful written instruction of the Board after thirty (30) days notice in writing of Employee's failure to do so and the Board's intention to terminate Employee if such failure is not corrected, or (b) correct any conduct of Employee which constitutes a material breach of this Agreement after thirty (30) days notice in writing of Employee's failure to do so and the Board's intention to terminate Employee if such failure is not corrected.

"Disability" shall mean a written determination by a physician mutually agreeable to the Company and Employee (or, in the event of Employee's total physical or mental disability, Employee's legal representative) that Employee is physically or mentally unable to perform his duties of Chief Executive Officer under this Agreement and that such disability can reasonably be expected to continue for a period of six (6) consecutive months or for shorter periods aggregating one hundred and eighty (180) days in any twelve-(12)-month period.

"Person" shall mean any natural person, incorporated entity, limited or general partnership, business trust, association, agency (governmental or private), division, political sovereign, or subdivision or instrumentality, including those groups identified as "persons" in '' 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934.

"Reorganization" shall mean any transaction, or any series of transactions consummated in a 12-month period, pursuant to which any Person acquires (by merger, acquisition, or otherwise) all or substantially all of the assets of the Company or the then outstanding equity securities of the Company and the Company is not the surviving entity, the Company being deemed surviving if and only if the majority of the Board of Directors of the ultimate parent of the surviving entity were directors of the Company prior to its organization.

"Territory" shall mean any state of the United States and any equivalent section or area of any country in which the Company has revenue-producing customers or activities.

"Company" shall mean Alchemy Enterprises, Ltd., a Nevada corporation, together with such subsidiaries of the Company as may from time to time exist.

2. POSITION, RESPONSIBILITIES, AND TERM OF EMPLOYMENT.

2.01       Position. Employee shall serve as Chief Executive Officer and in such additional management position(s) as the Board shall designate. In such capacity Employee shall, subject to the bylaws of the Company, and to the direction of the Board, serve the Company by performing such duties and carrying out such responsibilities as are normally related to the positions of Chief Executive Officer in accordance with the standards of the industry. The Board shall either vote, or recommend to the shareholders of the Company, as appropriate, that during the term of employment pursuant to this Agreement: (i) Employee be nominated for election as a director at each meeting of shareholders held for the election of directors; (ii) Employee be elected to and continued in the office of President and Secretary of the Company and such of its subsidiaries as he may select (and such other office, if any, as shall be denominated that of the Chief Executive Officer of the Company or such subsidiary in the Company's or such subsidiary's Bylaws or other constituent instruments); (iii) Employee be elected to and continued on the Board of each subsidiary of the Company, (iv) if the Board of the Company or any of its subsidiaries shall appoint an executive committee (or similar committee authorized to exercise the general powers of the Board), Employee be elected to and continued on such committee; and (v) neither the Company nor any of its subsidiaries shall confer on any other officer or employee authority, responsibility, powers or prerogatives superior or equal to the authority, responsibility, prerogatives and powers vested in Employee hereunder.

2.02       Best Efforts Covenant. Employee will, to the best of his ability, devote his full professional and business time and best efforts to the performance of his duties for the Company and its subsidiaries and affiliates.

2.03       Confidential Information. Employee recognizes and acknowledges that the Company's trade secrets and proprietary information and know-how, as they may exist from time to time ("Confidential Information"), are valuable, special and unique assets of the Company's business, access to and knowledge of which are essential to the performance of Employee's duties hereunder. Employee will not, during or after the term of his employment by the Company, in whole or in part, disclose such secrets, information or know-how to any Person for any reason or purpose whatsoever, nor shall Employee make use of any such property for his own purposes or for the benefit of any Person (except the Company) under any circumstances during or after the term of his employment, provided that after the term of his employment these restrictions shall not apply to such secrets, information and know-how which are then in the public domain (provided that Employee was not responsible, directly or indirectly, for such secrets, information or processes entering the public domain without the Company's consent). Employee shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure of any thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable law, the Employee shall provide the Company with prompt notice of such requirement, prior to making any disclosure, so that the Company may seek an appropriate protective order. Employee agrees to hold as the Company's property all memoranda, books, papers, letters, customer lists, processes, computer software, records, financial information, policy and procedure manuals, training and recruiting procedures and other data, and all copies thereof and therefrom, in any way relating to the Company's business and affairs, whether made by him or otherwise coming into his possession, and on termination of his employment, or on demand of the Company at any time, to deliver the same to the Company. Employee agrees that he will not use or disclose to other employees of the Company, during the term of this Agreement, confidential information belonging to his former employers.

Employee shall use his best efforts to prevent the removal of any Confidential Information from the premises of the Company, except as required in his normal course of employment by the Company. Employee shall use his best efforts to cause all persons or entities to whom any Confidential Information shall be disclosed by him hereunder to observe the terms and conditions set forth herein as though each such person or entity was bound hereby.

2.04       Nonsolicitation. Except with the prior written consent of the Board, Employee shall not solicit customers, clients or employees of the Company or any of its affiliates for a period of twelve (12) months from the date of the expiration of this Agreement. Without limiting the generality of the foregoing, Employee will not willfully canvas, solicit nor accept any such business in competition with the business of the Company from any customers of the Company with whom Employee had contact during, or of which Employee had knowledge solely as a result of, his performance of services for the Company pursuant to this Agreement. Employee will not directly or indirectly request, induce or advise any customers of the Company with whom Employee had contact during the term of this Agreement to withdraw, curtail or cancel their business with the Company. Employee will not induce or attempt to induce any employee of the Company to terminate his/her employment with the Company.

2.04A Corporate Opportunity. If during the term of this Agreement and for one year thereafter, Employee identifies, or otherwise becomes aware of the identification by the Company of, any Acquisition Opportunity, all rights in such Acquisition Opportunity (as between the Company and Employee) shall belong solely to the Company. As used herein, "Acquisition Opportunity" means any entity engaged in the business in which the Company is or actively proposes to engage in any territory in the world in which the Company is conducting or proposes to conduct material activities.

2.05       Records, Files. All records, files, drawings, documents, equipment and the like relating to the business of the Company which are prepared or used by Employee during the term of his employment under this Agreement shall be and shall remain the sole property of the Company.

2.06       Equitable Relief. Employee acknowledges that his services to the Company are of a unique character which give them a special value to the Company. Employee further recognizes that violations by Employee of any one or more of the provisions of this Section 2 may give rise to losses or damages for which the Company cannot be reasonably or adequately compensated in an action at law and that such violations may result in irreparable and continuing harm to the Company. Employee agrees that, therefore, in addition to any other remedy which the Company may have at law and equity, including the right to withhold any payment of compensation under Section 4 of this Agreement, the Company shall be entitled to injunctive relief to restrain any violation, actual or threatened, by Employee of the provisions of this Agreement.

2.07       Property of the Company. All technologies developed, introduced or conceived while employed by the Company, or extensions thereof, shall be and shall remain the sole property of the Company.

3. COMPENSATION.

3.01       Base Compensation. The Company shall pay to Employee an annual base salary in the amount of One Hundred Twenty Thousand Dollars and No Cents ($120,000), less taxes and other normal withholdings (hereinafter be referred to as the "Minimum Annual Compensation"). There shall be an annual review for merit by the Board and an increase as deemed appropriate to reflect the value of services by Employee. At no time during the term of this Agreement shall Employee's annual base salary fall below the Compensation amount (“Minimum Annual Compensation”). In addition, if the Board increases Employee's Minimum Annual Compensation at any time during the term of this Agreement, such increased Minimum Annual Compensation shall become a floor below which Employee's compensation shall not fall at any future time during the term of this Agreement and shall become Minimum Annual Compensation.

3.02       Incentive Compensation. Employee shall be entitled to receive payments under the Company's incentive compensation and/or bonus program(s) (as in effect from time to time), if any, in such amounts as are determined by the Company to be appropriate for similarly situated employees of the Company. Any incentive compensation which is not deductible in the opinion of the Company's counsel, under ' 162(m) of the Internal

Revenue Code shall be deferred and paid, without interest, in the first year or years when and to the extent such payment may be deducted, Employee's right to such payment being absolute, subject only to the provisions of Section 2.07.

3.03       Participating in Benefits. Employee shall be entitled to all Benefits for as long as such Benefits may remain in effect and/or any substitute or additional Benefits made available in the future to similarly situated employees of the Company, subject to and on a basis consistent with the terms, conditions and overall administration of such Benefits adopted by the Company. Benefits paid to Employee shall not be deemed to be in lieu of other compensation to Employee hereunder as described in this Section 3.

3.04       Long-Term Incentive Compensation. The Company shall issue an aggregate of 425,000 shares of the Company’s $0.001 par value common stock (“Stock”) upon the effective date of this agreement.

3.04A    Restrictions on Transfer. Except as otherwise provided in this Section 3, Employee shall not, during the term of one (1) year from the date issuance of said Stock, sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively "transfer"), any of the Stock, or any interest therein. Notwithstanding the foregoing, Employee may transfer Stock to or for the benefit of any parent, parent-in-law, spouse, child, son-in-law, daughter-in-law or grandchild, or to a trust for their benefit; provided that such Shares shall remain subject to the provisions of this Agreement (including without limitation the restrictions on transfer set forth in this Section 3.04 and such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument confirming that such transferee shall be so bound by all of such terms and conditions).

The Company shall not be required (i) to transfer on its books any of the Stock which shall have been sold or transferred in violation of any of the provisions set forth in this Agreement, or (ii) to treat as owner of such Stock or to pay dividends to any transferee to whom any such Stock shall have been sold or transferred.

3.04B    Right of Employee to Sell Stock to the Company upon Death, Disability, or Involuntary Termination Without Cause.

Put Option. If Employee at any time prior to the date three (3) years from the date of this Agreement shall die, become Disabled, or be terminated without Cause, Employee shall have the right and option (the "Put Option") to sell any or all of the Stock to the Company at a price per share equal to the Fair Market Value.

Right of Company to Delay Payment. If at any time the Company is unable to repurchase Shares pursuant to the provisions of this Section 3 or if it is determined by the Board of Directors of the Company in their good-faith judgment that the payment of the entire purchase price of such Shares pursuant to this Section 3 would be deleterious to the financial position of the Company, the Company may elect to defer payment of all or a portion of such purchase price (but not any amounts then payable by the cancellation of outstanding indebtedness of Employee to the Company). Such deferred portion of the purchase price shall thereafter be payable in five (5) equal annual installments beginning on the date on which such purchase price was to be paid but for the effect of this paragraph (b). The outstanding amount of such installments shall bear interest at a floating rate equal to 2% per annum plus the base rate announced from time to time by the New York, New York office of Citibank, N.A. as its base rate for commercial loans, and such interest shall be payable annually in arrears on each date that an installment of principal is owing. The Company may prepay its obligations under this paragraph (b) in whole or in part at any time, with such prepayments being applied first to interest accrued but unpaid to the date of such prepayment and thereafter to installments of principal in inverse order of their maturity. For so long as any interest or principal remains owing under this paragraph (b), the Company shall not make any distribution or dividend to the holders of its Common Stock.

4. TERMINATION.

4.01       Termination by Company for Other Than Cause. If during the term of this Agreement the Company terminates the employment of Employee and such termination is not for Cause, then, subject to the provisions of Section 2.07, the Company shall pay to Employee an amount equal to the monthly portion of Employee's Minimum Annual Compensation multiplied by the number of months remaining in the term of this Agreement (the "Severance Period") until such time as Employee shall become reemployed in a position consistent with Employee's experience and stature. If Employee obtains new employment, no further compensation shall be paid to Employee.

4.02       Constructive Discharge. If the Company fails to comply with the provisions of Section 3, or engages in any other material breach of the terms of this Agreement, Employee may at his option terminate his employment and such termination shall be considered to be a termination of Employee's employment by the Company for reasons other than "Cause."

4.03       Termination by the Company for Cause. The Company shall have the right to terminate the employment of Employee for Cause. Effective as of the date that the employment of Employee terminates by reason of Cause, this Agreement shall terminate and no further payments of the Compensation described in Section 3 (except for such remaining payments of Minimum Annual Compensation under Section 3.01 relating to periods during which Employee was employed by the Company, Benefits which are required by applicable law to be continued, and reimbursement of prior expenses under Section 3.04) shall be made.

4.04	Termination on Account of Employee's Death.

(a) In the event of Employee's death during the term of this Agreement:

(1) This Agreement shall terminate except as provided in this Section; and

(2) The Company shall pay to Employee's beneficiary or beneficiaries (or to his estate if he fails to make such designation) in accordance with the terms of Section 4.01.

(b) Employee may designate one or more beneficiaries for the purposes of this Section by making a written designation and delivering such designation to a Vice President or the Treasurer of the Company. If Employee makes more than one such written designation, the designation last received before Employee's death shall control.

4.05       Termination on Account of Employee's Disability. If Employee ceases to perform services for the Company because he is suffering from a medically determinable disability and is therefore incapable of performing such services, the Company shall be obligated to pay Employee an amount equal to two-thirds (2/3) of Employee's Minimum Annual Compensation as in effect on the date of Employee's cessation of services by reason of disability less any amounts paid to Employee as Workers Compensation, Social Security Disability benefits (or any other disability benefits paid to Employee as federal, state, or local disability benefits) and any amounts paid to Employee as disability payments under any disability plan or program for a period ending on the earlier of: (a) the date that Employee again becomes employed in a significant manner and on a substantially full-time basis; (b) the date that Employee attains normal retirement age, as such age is defined in a retirement plan maintained by the Company; or (c) Employee begins to receive retirement benefits from a retirement plan maintained by the Company.

5. MISCELLANEOUS.

5.01       Assignment. This Agreement and the rights and obligations of the parties hereto shall bind and inure to the benefit of each of the parties hereto and shall also bind and inure to the benefit of any successor or successors of the Company in a reorganization, merger or consolidation and any assignee of all or substantially all of the Company's business and properties, but, except as to any such successor of the Company, neither this Agreement nor any rights or benefits hereunder may be assigned by the Company or Employee.

5.02       Initial Term and Extensions. Except as otherwise provided, the term of this Agreement shall be one (1) year commencing with the effective date hereof. On the first anniversary of the effective date, and on each subsequent annual anniversary of the effective date thereafter, the Agreement shall be automatically extended for an additional year unless either party notifies the other in writing more than 30 days prior to the relevant anniversary date that the Agreement is no longer to be extended.

5.03              Governing Law. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Utah.

5.04       Interpretation. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

5.05       Notice. Any notice required or permitted to be given hereunder shall be effective when received and shall be sufficient if in writing and if personally delivered or sent by prepaid cable, telex or registered air mail, return receipt requested, to the party to receive such notice at its address set forth at the end of this Agreement or at such other address as a party may by notice specify to the other.

5.06       Amendment and Waiver. This Agreement may not be amended, supplemented or waived except by a writing signed by the party against which such amendment or waiver is to be enforced. The waiver by any party of a breach of any provision of this Agreement shall not operate to, or be construed as a waiver of, any other breach of that provision nor as a waiver of any breach of another provision.

5.07       Binding Effect. Subject to the provisions of Section 4 hereof, this Agreement shall be binding on the successors and assigns of the parties hereto.

All obligations of Employee with respect to any Shares covered by this Agreement shall, as the context requires, bind Employee's spouse and the divorce or death of such spouse shall not vitiate the binding nature of such obligation.

5.08       Survival of Rights and Obligations. All rights and obligations of Employee or the Company arising during the term of this Agreement shall continue to have full force and effect after the termination of this Agreement unless otherwise provided herein.

ALCHEMY ENTERPRISES, LTD. (COMPANY)
Sign:	/s/ Harold Sciotto
Print:	Harold Sciotto
Position:	President
Dated:	February 15, 2006

JONATHAN R. READ (EMPLOYEE)
Sign:	/s/ Jonathan R. Read
Print:	Jonathan R. Read
Dated:	February 15, 2006